Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of common stock, par value CHF 0.03 per share, of CRISPR Therapeutics AG. The undersigned also agree that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

EXECUTED this 21st day of December, 2018.

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Ian F. Smith
Ian F. Smith
EVP, Chief Operating Officer and interim Chief Financial Officer

VERTEX PHARMACEUTICALS (EUROPE) LIMITED

By:	/s/ Ian F. Smith
Ian F. Smith
Director